CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 8, 2008

Date of Report

(Date of Earliest Event Reported)

JPAK GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada		20-1977020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Xinghua Road

Qingdao, Shandong Province

People’s Republic of China

266401

(Address of principal executive offices (zip code))

(86-532) 84616387

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In our efforts to ensure the proper interpretation of accounting issues in the future and avoid future restatements of our financial statements, we appointed Dongliang (Frank) Su as our Acting Chief Financial Officer.  As of May 8, 2008, Ming Qi resigned as our Chief Financial Officer, although he will maintain his position as a director on our Board, and Mr. Su became our Acting Chief Financial Officer.  Mr. Su is not related to any of our directors or executive officers and is not involved in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.  Mr. Su is 39 and prior to becoming our Acting CFO, he founded Kvalue Financial Services Co., Ltd. (Kvalue), an advisory firm specialized in providing CFO advisory services and IPO related financial services.  Prior to Kvalue, Mr. Su worked as a Senior Manager for KPMG China, where he was one of the founders of the departments of Internal Audit Services and Business Performance Services at KPMG Shanghai.  Mr. Su is also the CFO of Magiland Property, a company in Qingdao, China.  Mr. Su has over sixteen years of experience in business, financial management, internal auditing and consulting and led many projects dealing with Sarbanes-Oxley Act Section 404, finance function transformation, assurance and internal auditing for Fortune 500 companies and local conglomerates in China.  Mr. Su is a US Certified Public Accountant (CPA), Chartered Financial Analyst (CFA), and Certified Internal Auditor (CIA).  Mr. Su earned his Master of Business and Administration (MBA) with distinction from York University, Canada.  We believe that Mr. Su’s experience will benefit us greatly and assist us to maintain adequate controls and procedures, as well as accurately prepare our financial statements.

We are currently negotiating the terms of Mr. Su’s employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Jpak Group, Inc.

By:     /s/  Yijun Wang

Yijun Wang, CEO